EXHIBIT 23.1 - CONSENT OF PREDECESSOR INDEPENDENT ACCOUNTANTS


                        (Price Waterhouse LLP Letterhead)

January 17, 1996

To the Board of Directors and Shareholders of The Savannah Bancorp, Inc.


In our opinion, the consolidated statements of income, of changes in shareholders' equity and of cash flows for the year ended December 31, 1995 (appearing on pages 38 through 53 of The Savannah Bancorp, Inc. 1997 Annual Report on Form 10-KSB) present fairly, in all material respects, the financial position, results of operations and cash flows of The Savannah Bancorp, Inc. and its subsidiary for the year ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of The Savannah Bancorp, Inc. for any period subsequent to December 31, 1995.


/s/ PRICE WATERHOUSE LLP